NEWS RELEASE

AT GROUP 1:	Chairman, President and CEO	B.B. Hollingsworth, Jr.	(713) 647-5700

	SVP, CFO and Treasurer	Robert T. Ray	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

950 Echo Lane, Suite 100 Houston, TX 77024

FOR IMMEDIATE RELEASE
THURSDAY, OCT. 21, 2004

GROUP 1 AUTOMOTIVE ANNOUNCES PRELIMINARY THIRD-QUARTER RESULTS
AND REVISES 2004 OUTLOOK

Atlanta Platform Being Assessed for Impairment; Third-Quarter Earnings Call Scheduled

HOUSTON, Oct. 21, 2004 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, today revised its outlook for 2004 and announced that it expects to report earnings per diluted share of $0.83 to $0.85 for the third quarter ended Sept. 30, 2004, compared with $0.92 per diluted share for the prior-year period.

Group 1’s third-quarter results reflect the current difficult operating environment. A challenging market for new and used vehicle sales continues to place considerable pressure on gross margins. In addition, the company continues to struggle to achieve profitability in its Atlanta platform. The third-quarter results also include a charge of approximately $0.01 per diluted share related to a September hurricane that caused physical damage at two of the company’s four Florida dealerships. Finally, store closures related to this and other recent storms impacted the company’s performance. These items have all contributed to the company’s less-than-expected performance for the quarter.

As a result of the continued underperformance of its Atlanta platform, the company announced that it has begun an assessment of the recoverability of goodwill associated with the platform. Upon completion of this assessment, the company may recognize an impairment charge in the third quarter related to its Atlanta platform.

B.B. Hollingsworth Jr., Group 1’s chairman, president and chief executive officer, said, “We are disappointed with our third-quarter results, including the continued underperformance of our Atlanta platform. We have been confronted with a variety of performance issues in Atlanta over the past couple of years. Although we have been successful in dealing with some of these issues, and are diligently working to resolve others, we also recognize the need to test the platform for impairment.”

2004 Outlook
The company expects full-year 2004 earnings per diluted share in the range of $2.70 to $2.80, down from the previous range of $2.95 to $3.15 provided by the company in July. This revised outlook includes approximately $0.09 per diluted share in weather-related losses. It excludes a $0.17 per diluted share charge from a March 2004 notes redemption, any charges that may be incurred as a result of the Atlanta goodwill assessment and any future acquisitions. It also reflects what the company anticipates to be a continuation of the current difficult operating environment for the balance of the year.

Third-Quarter Earnings Release and Conference Call
Group 1 will release its financial results for the third quarter ended Sept. 30, 2004, prior to the market open on Thursday, Oct. 28, 2004. Hollingsworth and Robert T. Ray, Group 1’s senior vice president, chief financial officer and treasurer, will host a conference call to discuss the results later that morning at 10 a.m. EDT. Until then, the company’s third-quarter results are subject to the completion of its customary quarter-end closing and review procedures.

The conference call will be simulcast live on the Internet and will be accessible by logging onto www.vcall.com or www.group1auto.com. A replay will be available at these sites for 30 days.

A telephonic replay will be available following the call through Nov. 3, 2004, by dialing: 888-203-1112 (domestic) or 719-457-0820 (international), with passcode: 940616.

About Group 1 Automotive, Inc.
Group 1 currently owns 95 automotive dealerships comprised of 141 franchises, 33 brands, and 32 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things:

•	the amount of any impairment charge related to our Atlanta platform

•	our ability to improve our margins

•	earnings per share for the third quarter and year ending 2004

•	business trends in the retail automotive industry, including the level of manufacturer incentives, new and used vehicle retail sales volume, customer demand and changes in industrywide inventory levels

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results in the forward-looking statements for a number of reasons, including:

•	the future economic environment, including consumer confidence, interest rates, the level of manufacturer incentives and the availability of consumer credit may affect the demand for new and used vehicles, replacement parts, maintenance and repair services and finance and insurance products

•	adverse international developments such as war, terrorism, political conflicts or other hostilities may adversely affect the demand for our products and services

•	the future regulatory environment, adverse legislation, or unexpected litigation may impose additional costs on us or otherwise adversely affect us

•	our principal automobile manufacturers, especially Toyota/Lexus, Ford, DaimlerChrysler, General Motors, Honda and Nissan/Infiniti, may not continue to produce or make available to us vehicles that are in high demand by our customers

•	requirements imposed on us by our manufacturers may affect our ability to complete acquisitions and increase the level of capital expenditures related to our dealership facilities

•	our dealership operations may not perform at expected levels or achieve expected improvements

•	we may not achieve expected future cost savings and our future costs could be higher than we expected

•	available capital resources and various debt agreements may limit our ability to complete acquisitions, complete construction of new or expanded facilities or repurchase shares

•	our cost of financing could increase significantly

•	new accounting standards could materially impact our reported earnings per share

•	we may not complete additional acquisitions or the pace of acquisitions may change

•	we may not be able to adjust our cost structure to any reduction in the demand for our products and services

•	we may lose key personnel

•	competition in our industry may impact our operations or our ability to complete acquisitions

•	we may not achieve expected sales volumes from the franchises granted to us

•	insurance costs could increase significantly, and all of our losses may not be covered by insurance

•	we may not obtain inventory of new and used vehicles and parts, including imported inventory, at the cost or in the volume we expect

These factors, as well as additional factors that could affect our operating results and performance, are described in our Form 10-K, under the headings “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information.

We undertake no duty to update the forward-looking statements.

All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.